UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2009
R.G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio	43147

(Address of principal executive offices)	(Zip Code)
(614) 864-6400

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 8, 2009, R. G. Barry Corporation (the “Company”) and Pamela A. Gentile, the Company’s Senior Vice President-Sales and Brand President, Dearfoams® entered into a Confidential Negotiated Severance Agreement, General Release and Covenant Not to Sue (the “Agreement”). In the Agreement, Ms. Gentile and the Company mutually agreed that Ms. Gentile resigned from her positions with the Company, effective as of December 19, 2008. Ms. Gentile will remain with the Company as an inactive employee until May 29, 2009.
     In the Agreement, Ms. Gentile agreed to refrain from competing with the Company or soliciting customers of the Company for a period of 18 months, and agreed to maintain the confidentiality of the Company’s confidential information. She also agreed not to solicit any Company employees for a period of 12 months.
     In consideration for her obligations under the Agreement, Ms. Gentile will receive severance of $103,200, which will be paid bi-weekly until May 29, 2009, and she will also be permitted to continue medical, dental and vision benefits through that date. Ms. Gentile agreed that, if she obtains other employment or is retained as an independent contractor prior to May 29, 2009, she will immediately resign from inactive employment with the Company and will no longer receive health, dental and vision coverage, and the amount to be paid to her as severance will be decreased by the amount of compensation received in her new position. Additionally, Ms. Gentile will have until 90 days after May 29, 2009, to exercise all of her stock options that were vested as of December 19, 2008.
     The Agreement replaces and supersedes all prior agreements between Ms. Gentile and the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.G. BARRY CORPORATION
Date: January 14, 2009	By:	/s/ Jose G. Ibarra
Jose G. Ibarra
Senior Vice President — Finance, Chief Financial Officer and Secretary